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Exhibit (a)(4)

         Letter to Brokers and Dealers with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

TechTeam Global, Inc.

by

Platinum Merger Sub, Inc.

a wholly owned subsidiary of

Stefanini International Holdings Ltd

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON DECEMBER 10, 2010, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

November 12, 2010

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

        We have been engaged by Platinum Merger Sub, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Stefanini International Holdings Ltd, a company incorporated and registered in England and Wales ("Stefanini"), to act as the information agent (the "Information Agent") in connection with Merger Sub's offer to purchase all of the outstanding shares of common stock, $0.01 par value per share ("Shares") of TechTeam Global, Inc., a Delaware corporation ("TechTeam"), at a purchase price of $8.35 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the "Offer Price"), upon the terms and subject to the conditions set forth in Merger Sub's Offer to Purchase, dated November 12, 2010 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

        Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the book-entry transfer procedures described in the Offer to Purchase on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in Section 2 (Procedures for Tendering Shares of TechTeam Common Stock in the Offer) of the Offer to Purchase.

        Enclosed herewith are copies of the following documents:

  1.
  The Offer to Purchase dated November 12, 2010;

  2.
  The Letter of Transmittal to be used by stockholders of TechTeam to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares);

  3.
  A letter to the stockholders of TechTeam from the Chairman of the Board of Directors accompanied by TechTeam's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by TechTeam, which includes the recommendation of TechTeam's board of directors that TechTeam stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer;

  4.
  A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

  6.
  Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7.
  Return envelope addressed to Computershare Trust Company, N.A. as the Depositary for the Offer.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on December 10, 2010, unless the Offer is extended.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date of the Offer, Shares (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) that, together with any Shares then owned by Stefanini and Merger Sub (together with their wholly owned subsidiaries), constitute at least a majority of the total number of then-outstanding Shares on a "fully diluted basis" (as defined in the Merger Agreement described below). The foregoing condition is referred to as the "Minimum Tender Condition." The Minimum Tender Condition may not be amended or waived by Merger Sub without the prior written consent of TechTeam. The Offer is also subject to the other conditions described in Section 13 (Conditions to the Offer) of the Offer to Purchase. The Offer is not subject to any financing contingencies.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 1, 2010, by and among Stefanini, Merger Sub and TechTeam (the "Merger Agreement"), pursuant to which, following the satisfaction or waiver of certain conditions and the purchase by Merger Sub of Shares in the Offer, Merger Sub will be merged with and into TechTeam (the "Merger"), with TechTeam surviving the Merger as a wholly owned subsidiary of Stefanini. As a result of the Merger, each outstanding Share (other than Shares (i) owned by Stefanini, Merger Sub, TechTeam or any wholly owned subsidiary of Stefanini or TechTeam, (ii) held in the treasury of TechTeam or (iii) Shares owned by any stockholder of TechTeam who is entitled to and properly asserts appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL") will be converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any required withholding tax.

        The TechTeam board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of TechTeam and its stockholders; (ii) approved and adopted the Merger Agreement; (iii) directed that the Merger Agreement be submitted to the holders of Shares for adoption as promptly as practicable after the completion of the Offer (unless the Merger can be consummated without such vote under the DGCL); and (iv) resolved to recommend that TechTeam's stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required to consummate the Merger under the DGCL, adopt the Merger Agreement. Accordingly, TechTeam's board of directors unanimously recommends that the stockholders of TechTeam accept the Offer and tender their Shares to Merger Sub in the Offer and, if required by the DGCL, vote their Shares to adopt the Merger Agreement.

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), promptly after December 10, 2010, unless the Offer is extended in accordance with the terms of the Merger Agreement (the

"Expiration Date"), Merger Sub will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and are not withdrawn prior to such date in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of the Offer to Purchase. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares. Subject to the conditions to the Offer, payment for Shares that are accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for stockholders tendering Shares in the Offer for the purpose of receiving payment from Merger Sub and transmitting payment to such stockholders whose Shares have been accepted for payment pursuant to the Offer. For a stockholder to validly tender Shares in the Offer: (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of TechTeam Common Stock in the Offer) of the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase and a confirmation of a book-entry transfer of Shares into the Depositary's account must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in Section 2 of the Offer to Purchase prior to the Expiration Date.

        Under no circumstances will interest be paid by Merger Sub on the Offer Price for Shares that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such Shares.

        Neither Merger Sub nor Stefanini will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by Merger Sub upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Merger Sub will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to us at the address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF MERGER SUB, STEFANINI, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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  Exhibit (a)(4)